UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report  (Date of earliest event reported)  August 1, 2005

SUPERIOR ESSEX INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50514	20-0282396
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Interstate North Parkway, Atlanta, Georgia 30339

(Address of Principal Executive Offices) (Zip Code)

(770) 657-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry Into A Material Definitive Agreement.

As previously disclosed on Form 8-K filed on February 23, 2005, Superior Essex Inc. (the “Company”) entered into a Consulting Agreement (the “Consulting Agreement”) with DG Network (the “Consultant”), a company owned by Denys Gounot, a member of the Company’s Board of Directors.  Under the terms of the Consulting Agreement, the Consultant agreed to provide SEI consulting services in connection with the potential combination of the Company’s winding wire operations in the UK with Nexans’ European winding wire operations (the Joint Venture”).

By its original term, the Consulting Agreement terminated, unless extended by the parties, June 30, 2005.

On June 27, 2005, the Company announced the signing of a definitive agreement with respect to the Joint Venture and an anticipated closing of the Joint Venture transaction in October, 2005, subject to satisfaction of required closing conditions.

On August 1, 2005, pursuant to delegated authority from the independent directors of the Company’s Board of Directors, the Board Chairman approved an amendment to the Consulting Agreement extending the term until the earlier of (i) the closing date of the Joint Venture or (ii) the termination date specified by either party upon 30 days prior written notice to the other party.  The amendment is effective as of July 1, 2005.  During the extension, the Consultant will continue to be paid a fee of $25,000 per month, and will focus the consulting services on assisting the Company in integration and business planning for the Joint Venture, including preparedness for the Joint Venture’s operations as a standalone company.

Item 9.01.                                          Financial Statements and Exhibits.

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Exhibits:

Exhibit Number	Description

10.1	Amendment to Consulting Agreement dated as of July 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR ESSEX INC.

Dated: August 5, 2005

	By:	/s/ Stephen M. Carter
Name: Stephen M. Carter
Title: Chief Executive Officer